Exhibit 1.1

BYLAWS

CHAPTER I – CHARACTERISTICS OF THE COMPANY

LEGAL RULING

Art. 1 – Telecomunicações de São Paulo S.A. - TELESP is a joint-stock company, led by the current bylaws and other applicable statutory devices, established for an indeterminate period of time.

CORPORATE PURPOSE

Art. 2 – The Company’s corporate purpose is:

a)           Exploitation of telecommunication services; and

b)           Development of substantial or useful activities to the accomplishment of these services, as agreed in the concessions, authorization and permissions that attorney in fact to the Company.

Sole Paragraph – In order to achieve its purpose, the Company may incorporate into its assets, properties and rights of third parties, as well as:

I	-	participate in the capital of other companies, in order to comply with the national telecommunication policy;

II	-	organize wholly owned subsidiaries to the accomplishment of activities set forth in its purpose and recommended their decentralization;

III	-	promote the import of services and goods required to the accomplishment of activities set forth in its purpose;

IV	-	render technical assistance services to companies of the telecommunication sector, carrying out activities of mutual interest;

V	-	carry out activities related to study and researches, in order to develop the telecommunication sector;

VI	-	enter into agreement with other telecommunication companies or any individuals or entities, in order to ensure the services, without duty and responsibilities damages;

VII	-	carry out other related activities attributed to the Company by the National Telecommunication Agency – ANATEL; and

VIII	-	trade equipments and materials required or useful to exploitation of telecommunication services.

HEAD OFFICE

Art. 3 – The Company’s head Office is in the city of São Paulo – SP and may, by decision of the Executive Officers, create and extinguish branches, agencies and main branches, offices, departments and representations, in any part of the Brazilian territory or abroad.

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CHAPTER II - CAPITAL STOCK

AUTHORIZED CAPITAL

Art. 4 – The Company is authorized to increase its capital stock up to the limit of 700,000,000  (seven hundred million) shares, either common or preferred. The Board of Directors is the body in charge to decide about the increase and the resulting issuance of new share within the limit authorized.

Paragraph 1º - There is no obligatoriness in keeping proportion between the number of shares of each class, when increasing capital. It is necessary to observe, however that the number of preferred shares, nonvoting or with restricted voting rights, may not surpass 2/3 of shares issued.

Paragraph 2º - Shareholders will have pre-emptive rights for underwriting in case of capital increase, in the proportion of number of shares held. By decision of the Board of Directors, may be excluded the pre-emptive rights in the issuance of shares, debentures convertible in shares and subscription bonus, placed for sale on the Stock Exchange or public subscription, shares exchange in takeover bid under articles 257 and 263 of the Corporate Law, as well as, enjoyment of tax incentives, under special regulations, as allows the article 172 of the Law 6.404/76.

SUBSCRIBED CAPITAL

Art. 5 – The subscribed capital stock, which is fully paid-in is R$6,575,479,854.14 (six billion, five hundred seventy five million, four hundred and seventy nine thousand, eight hundred fifty four Reais and fourteen cents) divided in 506,237,272 (five hundred six million, two hundred thirty seven thousand and two hundred seventy two) shares, of which 168,819,870 (one hundred sixty eight million, eight hundred nineteen thousand and eight hundred seventy) common shares and 337,417,402 (three hundred thirty seven million, four hundred seventeen thousand and four hundred two) preferred shares, all of them book-entry shares, without par value.

Sole Paragraph – The shares will be held in trust account inside a financial institution that will work as agent for their holders, without issuance of certificates.

CHAPTER III - SHARES

COMMON SHARES

Art. 6 – Each common share corresponds to one vote in the General Shareholders’ Meeting resolutions.

PREFERRED SHARES

Art. 7 – Preferred shares are nonvoting shares, except in cases foreseen in the articles 9 and 10 below, however, it is assured to them priority in capital reimbursement, without reward, and payment of dividend 10% (10 percent) higher than the one granted to each common share.

Sole Paragraph – It will be granted full voting to preferred shares, in case the Company does not pay the minimum dividend to its shareholders, for 3 (three) consecutive fiscal years, rights that will preserve until the payment date.

CHAPTER IV – GENERAL SHAREHOLDERS’ MEETING

Art. 8 – The General Shareholders’ Meeting shall be held: (i) on a regular basis, once a year, within the first 4 (four) months following the closing of each fiscal year, under the article 132 of the Law 6.404/76 and, (ii) on a special basis, whenever

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necessary, be it as a function of corporate interests, or due to a provision in the Bylaws, or when applicable legislation should require.

Sole Paragraph – The General Shareholders’ Meeting will be convened by the Board of Directors. The chairman is empowered to evidence the mentioned act.

Art. 9 – Subject to prior approval by the General Shareholders’ Meeting (i) the execution of insider contracts, whose terms and conditions are more onerous to the Company than the ones normally adopted by the market when signing contracts of the same nature. In any case, the established on the article 117 of the Law 6.404/76; and (ii) execution of management services agreements, including technical service with foreign linked to the Company’s controlling shareholder, in which cases the preferred shareholders will have voting shares.

Sole Paragraph: In addition to the matters referred in the main section of this article, the preferred shares will have voting rights (i) to elect 1 (one) member to the Board of Directors, separate ballot, and (ii) in resolutions related to amendment to the Bylaws aiming to delete the election right, in separate ballot, by preferred shareholders of 1 (one) member of the Board of Directors.

Art. 10 – Without impairment of the § 1º, art. 115 belonged to the Law nº 6.404/76, preferred shareholders will have voting shares in resolutions, taken in Meetings, referred in the art. 9, as well as to those referred to amendment or defeasance of the following Bylaws provisions:

I	-	art. 9;

II	-	Sole paragraph of the art.11; and

III	-	art. 31.

Art. 11 – The General Shareholders’ Meetings will be chaired by the Chairman, who shall indicate the Secretary, within those present. In case of absence of the Chairman, the Company’s shareholders will choose the Chairman and the Secretary.

Sole Paragraph – In the assumptions of art. 136 of the Law nº 6.404/76, the first General Shareholders’ Meeting call notice shall be published, at least, 30 (thirty) days of antecedence and for the second call notice, at least 10 (ten) days of antecedence.

Art. 12 – Only shareholders whose shares are registered in their name in the proper book, up to seventy-two (72) hours prior to the date scheduled for the respective Meeting, may participate and vote in the General Shareholders’ Meeting.

Paragraph 1º - The call notice may require that the presence of the shareholders in the Meeting be contingent upon deposit, in the Company’s headquarter, of proof of his/her/its qualifications as a shareholder, issued by the Company itself or by the depositary institutions of the Company’s shares, up to 72 (seventy-two) hours prior to the date scheduled for the General Shareholders’ Meeting.

Paragraph 2º - The call notice may also require that representation of the shareholder by a proxy in a Meeting be contingent upon deposit of the respective instrument of power at the Company’s headquarter, at least 72 (seventy-two) hours prior to the date scheduled for the General Shareholders’ Meeting.

CHAPTER V – MANAGEMENT OF THE COMPANY

Art. 13 – The Board of Directors and Executive Officers are responsible for the Company’s management with assignments granted by law and present Bylaws. The respective members will be elected for a 3 (three) years tenure, to which they may be re-elected, and released from offering security for the performance of their actions.

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Paragraph 1º – All Board of Directors and Executive Officer members will take office through signature of the correspondent instrument, remaining in their respective offices up to actual take office of their successors.

Paragraph 2º – The General Shareholders’ Meeting shall set the overall remuneration of the Company’s officers, including benefits of any kind and entertainment allowances. The Board of Directors shall be responsible for allocating the latter remuneration among its members and Executive Officer members either.

Paragraph 3º – The General Shareholders’ Meeting may attribute to the Company’s officers a profit sharing, since complied with the provision in art.152, § 1o and § 2o of the Law 6.404/76, following proposal presented by the Executive Officer.

Paragraph 4º - The Company and its controlling shareholder shall maintain, throughout the term of concession and its term of renewal, actual existence, on Brazilian territory, of centers for resolution and implementation of strategic, management and technical decisions involved in the performance of concession agreement, to which the Company is a party.

BOARD OF DIRECTORS

COMPOSITION

Art. 14 - The Board of Directors shall be made up of at least five (5) and at most seventeen (17) members, all of them shareholders of the Company, elected and deposable from the body by the General Meeting, complied with the applicable legislation, including in this number the member elected by preferred shareholders on the terms of the provisions of the Sole Paragraph belonged to art. 9 of these Bylaws and the member elected by the minority shareholders, if applicable.

Sole Paragraph – The Board of Directors shall appoint, among its members, the Chairman or his/her substitute, in case of vacancy. The Board may appoint and/or dismiss as well the Vice-President.

SUBSTITUTION

Art. 15 – In event of impairment or absence of the Chairman, he/she shall be substituted by the Vice-Chairman, if any. In absence of the Vice-Chairman, the Chairman shall be substituted by another member of the Board indicated by him/her.

Paragraph 1º - In event of impairment or absence of any other member of the Board of Directors, the impeded or absent councilmember shall indicate, in writing, his/her substitute, among the other councilmembers, to represent him/her and resolve in the meeting to which he/she will not be able to attend, on the terms of provisions from Paragraph Three of the Article 19 of these Bylaws.

Paragraph 2º - The councilmembers who indicate representatives, as provided in the previous paragraph, shall be considered for all purposes as having attended the respective meeting.

Art. 16 – In case of vacancy, in councilmembers’ position, resulting in a number of members lower than provided in Art. 14 above, a General Shareholders’ Meeting shall be called to elect the substitutes.

INCUMBENCIES

Art. 17 – It is competence of the Board of Directors:

I	-	set the general guidelines for the Company’s business;

II	-	approve the Company’s budget and annual business plan;

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III	-	convene the General Shareholders’ Meeting;

IV	-	approve the Company’s financial statements and management report, submitting them to the General Shareholders’ Meeting;

V	-	elect or dismiss, at any time, the councilmembers, establishing their attributions, complying with legal and statutory provisions;

VI	-	monitor directors’ management, examining, at any time, the Company’s books, request any information on agreements executed or that are about to be executed, or any other acts;

VII	-	approve the Company’s internal rulings, defining its organizational structure and detailing the respective incumbencies, complying with legal and statutory provisions;

VIII	-	approve and amend the internal rules of the Board of Directors;

IX	-	decide about issuance of share by the Company, involving capital increase, within the limit of capital authorized, defining the terms and conditions of such issuance;

X	-	decide about subscription bonus issuance;

XI	-
decide, as delegated by the General Shareholders’ Meeting, as to the issuance of debentures by the Company: (i) timing of the issuance, (ii) time and conditions for maturity, amortization or redemption, (iii) time and conditions for payment of interest, for profit sharing and for reimbursement premium, if any, (iv) form of subscription or placement, and (v) type of debentures;

XII	-	decide as to the issuance of not convertible debentures, of unsecured type and without real guaranties;

XIII	-
decide as to the issuance of promissory notes for public distribution (“Commercial Papers”) and as to the submitting the Company’s shares to a system of deposit for trading of the respective certificates (“Depositary Receipts”);

XIV	-	authorize the acquisition of shares issued by the Company, for cancellation or custody in the Treasury for subsequent sale;

XV	-
authorize the sale of real estate property and assets that are directly linked to public telecommunication services, when operative, as well as constitution of mortgage encumbrances and granting of guarantees for liabilities of third parties;

XVI	-	approve the assumption of any obligation not provided for in the Company’s budget for an amount greater than two hundred and fifty million Reais (R$ 250,000,000.00);

XVII	-	authorize the execution of agreements, not provided for in the Company’s budget, for an amount greater than two hundred and fifty million Reais (R$ 250,000,000.00);

XVIII	-	approve investments and acquisition of assets, not provided for in the Company’s budget, for an amount greater than two hundred and fifty million Reais (R$ 250,000,000.00);

XIX	-	authorize the acquisition of equity participation on a permanent basis in other companies and the encumbrance or sale of equity participation;

XX	-	approve the distribution of interim dividends;

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XXI	-	choose or remove the independent auditors;

XXII	-	indicate or dismiss the Chief Internal Auditor;

XXIII	-
approve the jobs and compensation plan, the Company’s rules and workforce, as well as the terms and conditions for collective labor agreements to be executed with unions representing the Company’s employees’ categories and adherence to the policy of, or disassociation from, pension plans.

Sole Paragraph – The sale of real estate property and assets linked to the providing of public telecommunication services, when operative, shall be approved by the Board of Directors case by case; the sale of other assets of the Company, including those related to public telecommunication services that are deactivated and/or inoperable, shall observe the limits, forms and levels of authorization established by an internal normative instrument approved by the Board of Directors, to be implemented by the Executive Officer.

Art. 18 - The specific attributions of the Chairman are: (a) represent the Board of Directors in the General Shareholders’ Meetings; (b) chair the General Shareholders’ Meetings and choose the Secretary among those presents; and (c) convene and chair the meetings of the Board of Directors.

MEETINGS

Art. 19 - The Board of Directors shall meet, (i) on a regular basis, once every three months, and (ii) on a special basis, by calling notice from its Chairman, with minutes being drawn up on its resolutions.

Paragraph 1º - The meetings of the Board shall be called for in writing, at least forty-eight (48) hours in advance and the calling notice shall indicate the agenda and matters to be discussed in the relevant meeting.

Paragraph 2º - The Board of Directors shall resolve by majority vote, provided the majority of its members in office are present, with the Chairman having, in addition to his/her regular vote, the casting vote in the event of a tie.

Paragraph 3º - Any member of the Board may be represented by another councilmember in meetings to which he/she is not able to attend, provided the instrument of delegation of representation is drawn up in writing and signed.

EXECUTIVE OFFICERS

COMPOSITION

Art. 20 – The Executive officers shall be made up of at least three (3) and at most fifteen (15) members, who may or not be shareholders, who are resident in Brazil, to be elected by the Board of Directors, as follows: (a) Chief Executive Officer; (b) General Executive Officer for Fixed Telephony; (c) Director of Finance and Investor Relations Executive Officer; (d) Other Directors without specific assignment.

Paragraph One – the Board of Directors, which can establish as well specific assignment for the referred offices, will define individual attributions of Directors without specific assignment.

Paragraph Two – One same Director may be elected to accumulate attributions of more than one office on the Executive officers.

Art. 21 – In the event of absences or temporary impediments, it shall be incumbent upon the Chief Executive Officer to designate among the members of the Executive officers his/her substitute as well as of the substitutes for the Directors. In the event of a vacancy in an Executive officers office, the respective substitution shall be resolved by the Board of Directors.

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COLLEGIATE AUTHORITY OF THE EXECUTIVE OFFICER AND REPRESENTATION OF THE COMPANY

Art. 22 - The Executive Officer is the body for active and passive representation of the Company, with the body and its members performing all the acts that are necessary and convenient for the management of corporate business. It is incumbent upon the Executive Officer, collectively, the following:

I.	to propose to the Board of Directors the Company’s general plans and programs, specifying the investment plans for expansion of the operating plant;

II.
to submit for approval of the Board of Directors the sale or encumbrance of real estate property owned by the Company, and of assets that are linked directly with providing public telecommunication services, when operative, as well as authorize, within the limits established by the Board of Directors in an internal normative instrument, the sale or encumbrance of other permanent assets, including those linked to public telecommunication services that may be deactivated or inoperable;

III.
to prepare the financial statements, results for the fiscal year and dividend allocation proposal, including interim dividends, as well as the application of excess funds, to be submitted for examination by the Audit Committee, Independent Auditors and Board of Directors;

IV.
whenever applicable, perform the following acts, within the limits set by the Board of Directors: (a) ratify the purchase of materials and equipment and the contracting of assets, construction and services; (b) ratify the sale of current assets; and (c) authorize the contracting by the Company of financing and loans; and

V.	to approve the execution of other agreements not mentioned above, according to the limits established by the Board of Directors.

Paragraph 1º - The resolutions of the Executive Officers shall be taken by majority vote, provided the majority of its members are present, with the President having, in addition to his/her regular vote, the casting vote in the event of a tie.

Paragraph Two – With due regard to provisions of these Bylaws, in order to bind the Company it is necessary to obtain (i) the joint signature of 2 (two) statutory directors, except in emergencies, when the individual signature of the Chief Executive Officer shall be permitted, subject to the approval of the Executive Officer, pursuant to the provisions of article 23, A-5; (ii) the signature of 1 (one) statutory director jointly with 1 (one) Attorney-in-Fact; or (iii) the signature of 2 (two) Attorneys-in-Fact jointly, provided they are vested with specific powers.

Paragraph Three – Powers of attorney granted in the name of the Company shall always be executed by two (2) Directors, specifying the powers granted and, except for those granted for legal purposes, must have a maximum term of effectiveness of one (1) year.

INCUMBENCIES OF THE EXECUTIVE OFFICERS

Art. 23 – The following are specific   incumbencies of the Executive Officer members:

A-  CHIEF EXECUTIVE OFFICER:

1.
To represent the Company in and out of court, before shareholders and general public, being able to appoint attorneys-in-fact together with another Executive Officer and appoint representatives, as well as to delegate incumbencies to the other Executive Officers for implementation of specific acts;

2.	To follow up and supervise implementation of resolutions determined by the Board of Directors;

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3.
To establish guidelines and supervise all Company’s activities, in special law activities, internal audit, institutional policy, internal and external communication, sponsorships and development of the Company’s image defining its operating strategy;

4.	To call meetings of the Executive Officers;

5.	To perform emergency acts “ad referendum” of the Executive Officers;

6.	To carry out other assignments that are determined by the Board of Directors;

B – GENERAL EXECUTIVE OFFICER FOR FIXED TELEPHONY:

1.	To manage, coordinate and supervise the Company’s operating activities, that may be attributed, to the General Executive Officer for Fixed Telephony, by the Board of Directors;

2.	To delegate, when necessary, to other Directors, incumbencies for practice of specific acts;

3.	To represent the Company as established in the current bylaws; and

4.	To carry out other assignments that are determined by the Board of Directors.

C – DIRECTOR OF FINANCE AND INVESTOR RELATIONS EXECUTIVE OFFICER:

1.
Establish guidelines and supervise the Company’s activities in the economic-finance, accounting areas and management of securities issued by the Company, as well as supervise the management of complementary pension fund;

2.	To represent the Company before the Securities Commission –CVM, Stock Exchanges and other inspection agencies of the securities market;

3.	To delegate, when necessary, incumbencies to other Directors related to the practice of specific acts;

4.	To represent the Company as established in the current bylaws; and

5.	To carry out other assignments that are determined by the Board of Directors;

D – DIRECTORS WITHOUT SPECIFIC ASSIGNMENTS:

1.	To carry out the position and individual assignment determined by the Board of Directors;

2.	To sign together with another statutory director documents and acts that claim signature of two directors; and

3.	To represent the Company as established in the current bylaws.

CHAPTER VI – AUDIT COMMITTEE

Art. 24 – The Audit Committee, operating on a permanent basis, shall be made up of at least three (3) and at most five (5) regular members and an equal number of deputy members.

Paragraph One – The remuneration of the Audit Committee members, in addition to the reimbursement of travel and lodging expenses for performance of the function, shall be set by the General Shareholders’ Meeting that elects the members and may not be less than, for each member in office, ten percent of that attributed on average to each Executive Officer, without computing benefits of any nature, entertainment allowances or profit sharing.

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Paragraph Two – In the event of a vacancy for an office of the Audit Committee, the substitute shall be the respective deputy. If there is vacancy in the majority of the offices, a general shareholders’ meeting shall be called in order to elect the substitutes.

Paragraph Three – The Audit Committee shall meet (i) on a regular basis, once every quarter, and (ii) on a special basis, by calling notice from the Chairperson of the Board of Directors, or from two (2) members of the Audit Committee, with minutes being drawn up for its resolutions.

Paragraph Four – The meetings of the Audit Committee shall be called for in writing at least forty-eight (48) hours in advance, with the calling notice showing the agenda and a list of the matters to be discussed during the relevant meeting.

CHAPTER VII - FISCAL YEAR AND FINANCIAL STATEMENTS

FISCAL YEAR

Art. 25 – The fiscal year shall coincide with the calendar year, with balance sheets being prepared annually, six-monthly or quarterly.

ALLOCATION OF PROFITS

Art. 26 – Together with the financial statements, the Board of Directors shall submit to the General Shareholders’ Meeting a proposal on (i) profit sharing by the employees and officers and (ii) full allocation of net income.

Paragraph One – From the net income for the fiscal year: (i) 5% (five percent) shall be allocated to the legal reserve, aiming to ensure the physical integrity of capital stock, limited to 20% (twenty percent) of paid-in capital stock; (ii) 25% (twenty-five percent) of net income, adjusted according to chapters II and III of Article 202 of Law No. 6404/76, will be mandatory distributed as a minimum compulsory dividend to all shareholders and (iii) the remaining balance, after complying with all provisions contained in the previous items of this article, shall be allocated according to resolution by the General Shareholders’ Meeting, based on a proposal from the Board of Directors included in the financial statements. In the event that the profit reserves exceed the capital stock, the General Shareholders’ Meeting shall resolve either for the application of the excess in paying in or increasing capital stock, or in paying additional dividends to the shareholders.

Paragraph Two – Dividends that remain unclaimed over a period of 3 (three) years, counting from the date of resolution of their distribution, shall revert in favor of the Company.

Art. 27 - The Company may declare, by resolution of the Board of Directors, dividends: (i) on account of profit assessed in six-monthly balance sheets, (ii) on account of profit assessed in quarterly balance sheets, provided the total dividends paid in each half of the fiscal year does not exceed the amount of capital reserves addressed in the Paragraph One of Article 182 of Law 6404/76, or (iii) on account of retained earnings or profit reserves shown in the last annual or six-monthly balance sheet.

Sole Paragraph – Interim dividends distributed on the terms of this article shall be ascribed to the minimum compulsory dividend.

Art. 28 - By resolution of the Board of Directors, and with due regard for legal provisions, the Company may pay to its shareholders interest on equity, which may be ascribed to the minimum compulsory dividend, subject to approval by the general shareholders’ meeting.

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CHAPTER VIII – GENERAL PROVISIONS

Art. 29 - The Company shall go into liquidation in the cases provided for by law, it being incumbent upon the General Shareholders’ Meeting to determine the form of liquidation and to appoint the liquidator.

Art. 30 - Approval by the Company, through its representatives, of amalgamation, spin-off, merger or dissolution of its controlled subsidiaries shall be preceded by an economic and financial analysis by an independent Company, renowned internationally, confirming that equitable treatment is being given to all the interested companies, the shareholders of which shall have full access to the report on such analysis.

Art. 31 - For all contingencies that are not covered in these Bylaws, the Company shall be governed by applicable law.

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